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                            [GRANT GEOPHYSICAL LOGO]

                             FOR IMMEDIATE RELEASE


                                               CONTACT:  LARRY E. LENIG, JR.
                                                         PRESIDENT
                                                         281-647-5201
                                                     OR  MICHAEL P. KEIRNAN
                                                         CHIEF FINANCIAL OFFICER
                                                         281-647-5203


                                  NEWS RELEASE

               GRANT GEOPHYSICAL CONSUMMATES REORGANIZATION PLAN

Houston, Texas - September 30, 1997 - Grant Geophysical, Inc. said that it has completed its previously announced reorganization plan.

Under the plan, which was overwhelmingly endorsed by the Company's creditors and preferred shareholders, Elliott Associates L.P. of New York, has acquired substantially all of Grant's assets in exchange for $47.5 million in cash and the assumption of certain liabilities. Following the acquisition, Elliott will operate the business under the name of Grant Geophysical, Inc.

Distributions to secured creditors are expected to begin immediately and will be completed by about year end. Payments to unsecured creditors are expected to begin by early 1998 and be completed by the middle of the year. Unsecured creditors and preferred shareholders will also be able to participate in a rights offering on specific terms to be announced. The rights offering is expected to commence in 1998 and is subject to the effectiveness of a Registration Statement which the Company intends to file with the Securities and Exchange Commission.

Grant Geophysical, Inc. and its subsidiaries and affiliates provide land and transition zone seismic services in the United States, South America, Central America and the Far East. The Company employs approximately 2,500 people in its worldwide operations.



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